UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 12, 2006

                               SEA CONTAINERS LTD.

             (Exact name of registrant as specified in its charter)

            Bermuda                    1-7560                  98-0038412
        (State or other             (Commission               (IRS Employer
jurisdiction of incorporation)      File Number)           Identification No.)

                               22 Victoria Street
                             Hamilton HM 12, Bermuda
               (Address of principal executive offices) (Zip Code)

                                  441-295-2244
               Registrant's telephone number, including area code:

                                 Not applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.

On June 11, 2006, Silja Holdings Limited, a wholly-owned subsidiary of Sea Containers Ltd., entered into an agreement for the sale of all of its shares in its Baltic ferry subsidiary, Silja Oy Ab, to Aktsiaselts Tallink Grupp and its subsidiary Aktsiaselts Tallink Scandinavian. The purchase price for the sale of the Silja shares consists of EUR450 million cash and 5 million ordinary shares in Tallink Grupp, which currently have a value of approximately EUR18.85 million (based on the closing price of EUR3.77 for Tallink Grupp's shares on the Tallinn Stock Exchange on June 9, 2006). The total dollar equivalent value of the sale is approximately $594 million. The purchase price is subject to a working capital adjustment after closing. Sea Containers has agreed not to sell the shares in Tallink Grupp for one year following the closing without Tallink's permission.

Silja's core ferry business being sold to Tallink Grupp consists of services between Helsinki, Finland and Stockholm, Sweden, operated by the ferries Symphony and Serenade, and services between Turku, Finland and Stockholm, operated by the ferries Europa, Festival, SeaWind and SkyWind. Two other Silja ships, Opera and Finnjet, are not deployed on these core routes and are not included in the transaction. Those ships will be transferred by Silja to Sea Containers. Additionally, Sea Containers will transfer to Silja its indirect ownership interest in the Europa, and will transfer to Silja the SkyWind. Sea Containers will not make any payments for the Opera and Finnjet, nor will it receive any additional payments for the Europa and SkyWind, because the consideration for these transactions is already reflected in the purchase price for the Silja Oy Ab shares.

The sale does also not include the fast ferry services operated by Silja between Tallinn, Estonia and Helsinki and the two fast ferries, SuperSeaCat 3 and SuperSeaCat 4, owned by Sea Containers which operate on that route. Pursuant to an asset purchase agreement, also dated June 11, 2006, among Silja Oy Ab, as seller, Sea Containers Estonia Ltd., as buyer, and Sea Containers Ltd., as guarantor, this business will be sold by Silja to Sea Containers for a nominal consideration at the same time as the sale of the Silja shares is consummated. At the closing, Sea Containers Estonia Ltd., Silja Oy Ab and certain Silja subsidiaries will enter into a services agreement, pursuant to which Silja Oy Ab and the subsidiaries party to the agreement will provide, or procure the provision of, certain services to Sea Containers Estonia Ltd. to assist it in the operation of the fast ferry business. The agreement will generally remain in effect for two years from the closing date, unless terminated by either party with six months' notice.

The sale of the Silja Oy Ab shares is subject to regulatory approvals by the competition authorities in Finland, Estonia and Sweden as well as the approval of Aktsiaselts Tallink Grupp's shareholders. It is a condition of the agreement that the sale be completed by July 28, 2006.

Upon completion of the sale, Sea Containers anticipates that after working capital adjustments and transaction fees it will receive net cash proceeds of approximately $60 million and repay approximately $510 million of related bank debt.

Sea Containers announced the Silja sale by a press release issued on June 12, 2006 which was furnished to the SEC on a Form 8-K bearing cover date of June 12, 2006.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            SEA CONTAINERS LTD.


                                            By: /s/Edwin S. Hetherington
                                                ------------------------
                                                Edwin S. Hetherington
                                                Vice President, General Counsel
                                                and Secretary
Date: June 16, 2006